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                                                                      EXHIBIT 11
                              CEC RESOURCES LTD.
                Statement of Computation of Per Share Earnings
                                  (Unaudited)
                      (In Thousand Except Per Share Data)

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
                                                                          Three Months Ended February 28,
Basic:                                                                   1999                         1998
                                                                       -------                      -------
Weighted average shares outstanding:                                     1,537                        1,573
Incremental shares attributable to dilutive stock
options and warrants outstanding based on
average market prices during the period
calculated using the treasury stock method                                   4                            3
                                                                       -------                      -------
Diluted common and common equivalent shares                              1,541                        1,576
Net earnings                                                           $  (144)                      $   91
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Earnings per share:
     Basic earnings per share                                          $ (0.09)                      $ 0.06
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     Diluted earnings per share                                        $ (0.09)                      $ 0.06
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